Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Astrea Acquisition Corp. (the “Company”) on Form S-1 of our report dated January 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Astrea Acquisition Corp. as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on January 11, 2021 (File No. 333-252010), of Astrea Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

January 25, 2021